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                                                                   EXHIBIT 99(b)



               BEFORE THE WASHINGTON UTILITIES AND TRANSPORTATION
                                   COMMISSION

In re the Matter of                        )
                                           )  DOCKET NO. UE-010395
AVISTA CORPORATION, d/b/a AVISTA           )
UTILITIES                                  )  SIXTH SUPPLEMENTAL
                                           )  ORDER REJECTING TARIFF
Request Regarding the Recovery of Power    )  FILING; GRANTING TEMPORARY
Costs Through the Deferral Mechanism       )  RATE RELIEF, SUBJECT TO
                                           )  REFUND; AND AUTHORIZING AND
                                           )  REQUIRING COMPLIANCE FILING
 ........................................   )
                                           )


        SYNOPSIS: The Commission orders a temporary increase to all of Avista's electric rate schedules in a uniform amount of 25 percent, to be effective October 1, 2001, through December 31, 2002. The increase, in the form of a rate surcharge, addresses extraordinary circumstances, including unprecedented wholesale power costs and the worst hydroelectric conditions on record. The surcharge is subject to refund pending the outcome of a general rate case, which Avista Utilities is ordered to file by December 1, 2001.

                                     SUMMARY

1 PROCEEDINGS: In the broadest context, this proceeding concerns recovery by Avista Corporation, d/b/a Avista Utilities (Avista or the Company), of certain power costs that currently are being booked to a Commission-approved deferral account and not included in rates to Avista's customers. This phase of the proceeding, however, involves only Avista's request to begin recovering its deferred power costs immediately, in order to address extraordinary circumstances and redress asserted financial hardship. This phase of the proceeding does not involve a full examination of whether the deferred power costs were prudently incurred, or whether they will ultimately be recovered.

2 Avista, by its Petition filed on July 18, 2001, requests the Commission to approve by September 15, 2001, a 36.9 percent surcharge that Avista would collect, subject to refund, pending further proceedings. Avista proposes that the broader issues be determined in subsequent phases of this proceeding, or in connection with a general

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        rate case Avista intends to file before the end of 2001. The Commission allowed the Parties an opportunity to conduct discovery and to prefile their direct testimonies and exhibits. A final prehearing conference was conducted on September 4, 2001, and evidentiary hearings were held before Chairwoman Marilyn Showalter, Commissioner Richard Hemstad, Commissioner Patrick J. Oshie, and Administrative Law Judge (ALJ) Dennis
        J. Moss on September 5-6, 2001. The Commissioners heard comments from Avista's customers in a hearing conducted in Spokane, Washington on the evening of September 10, 2001. The Parties filed briefs on September 17, 2001.

3 PARTIES: David Meyer, General Counsel, represents Avista Corporation d/b/a Avista Utilities. Melinda Davison, Bradley Van Cleve, and Irion Sanger, Davison Van Cleve, P.C., Portland, Oregon, represent the Industrial Customers of Northwest Utilities (ICNU). Don Brookhyser and Elizabeth Westby, Alcantar & Kahl, LLP, Portland, Oregon, represent BP Energy Company. Simon ffitch, Assistant Attorney General, Seattle, Washington, represents the Public Counsel Section, Office of Attorney General (Public Counsel). Donald Trotter and Jonathan Thompson, Assistant Attorneys General, Olympia, Washington, represent the Commission's regulatory staff (Staff).

4 COMMISSION: The Commission Authorizes Avista to initiate a temporary rate increase in the form of a surcharge to all of its electric rate schedules in a uniform amount of 25 percent beginning on October 1, 2001; all revenues collected by Avista under the surcharge are subject to refund. Avista is required to file a general rate case no later than December 1, 2001. The Commission grants other and further relief, as discussed below.

                                   MEMORANDUM

        I. INTRODUCTION.

5 Our decision today is made necessary by extraordinary circumstances. In short, western wholesale power markets have exhibited, over the past eighteen months, prices and price volatility that are unprecedented in anyone's experience. Regulation of those markets at the federal level has been too much focused on the promise of competition and too-little focused on the damage caused to utilities and their customers when markets go awry. In addition, the Pacific Northwest is suffering a

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        drought that has caused the streamflows necessary for hydroelectric generation to drop to near-historic lows regionally and to the worst on record for Avista specifically.. These circumstances have caused the Company to incur significant and unanticipated expenses for the power supply necessary to meet the needs of its retail customers.

6 The drought obviously is a natural phenomenon. In contrast, the upheaval in the western wholesale power market stems, in large measure, from a misplaced confidence by some government policy-makers--outside of Washington State--that competition in electricity markets would sufficiently discipline the price of wholesale power. Decisions made in California to design and implement new market institutions, and by the Federal Energy Regulatory Commission to regulate those institutions, utterly failed to achieve effective competition in electricity pricing and supply, and drastically disrupted power markets throughout the interconnected West.

7 This Commission can control neither the weather nor the unfortunate consequences of policies implemented outside our state. Our responsibility is to cope with these circumstances in a way that best serves the public interest of Washington. Avista operates in Washington with a public service obligation. The Company's obligation is to provide an essential service--electricity--to customers in its service territory. We regulate the Company to ensure that rates charged to customers are fair, just, and reasonable, and that those rates are sufficient for the utility to maintain financial viability and the capability to fulfill its obligation. The public interest is served when the interests of the utility and the interests of the utility's customers are kept in careful balance. We cannot, and we will not, ignore the importance for customers of maintaining the financial stability of the Company.

8 The action we take today does not signal an intention to change fundamentally the balance between risks faced by customers and risks faced by utility shareholders. The setting for our decision is one where the risks to both the Company and its customers have increased beyond anyone's reasonable expectation. The rate relief we order is the minimum we believe to be immediately necessary for the Company to preserve its ability to fulfill its service obligations to the public. These rates are to be in effect for a limited period of time. We make no ultimate judgment in today's action about the appropriateness or prudence of management decisions made by the Company to respond to this extraordinary situation. The Company remains responsible for proving that the costs it has incurred are appropriate and prudent. The rates we order

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        today are subject to refund, should the Company fail to carry this burden in the context of a full examination of the Company's management decisions and costs. That examination will commence with the filing of a general rate case, which we order to be filed by December 1, 2001.

        II. BACKGROUND AND PROCEDURAL HISTORY.

9 On August 9, 2000, in Docket No. UE-000972, the Commission approved Avista's request for a deferred accounting mechanism that allowed Avista to defer certain increased costs related to power supply beginning July 1, 2000, and ending June 30, 2001. On January 24, 2001, the Commission approved Avista's request to modify the deferred accounting mechanism to include in the deferral calculation, effective December 1, 2000, certain other components related to power supply and actual system load requirements. Order Granting Request To Modify Power Cost Deferral Mechanism, Petition of AVISTA CORPORATION for an Order Regarding the Accounting Treatment of Certain Wholesale Power Costs to Serve Firm Load Obligations, Docket No. UE-000972 (January 24, 2001). The Commission's Order entered on January 24, 2001, also required Avista to address in a subsequent filing certain issues related to the cost deferral.

10 On March 23, 2001, in Docket No. UE-010395, Avista filed direct testimony and exhibits regarding the recovery of power costs through the Commission-approved deferral mechanism. Avista stated that its filing was in compliance with requirements established by the Commission's Order of January 24, 2001, in Docket No. UE-000972. The ultimate issue involved was what action the Commission should take, in the public interest, with respect to certain power costs deferred, or to be deferred, by Avista.

11 The Commission conducted a prehearing conference on April 23, 2001, in Olympia, Washington, before Administrative Law Judge Moss. The Parties requested that they be given an opportunity to continue settlement negotiations initiated prior to the prehearing conference. Specifically, the Parties requested that they be given until April 27, 2001, at which time they would report the status of their negotiation to the presiding ALJ. Among other things, the Parties requested that consideration of a procedural schedule and any need for discovery or for a protective order be deferred pending the status conference.

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12      The Commission agreed to the proposed process and conducted a status conference on April 27, 2001. The Parties reported at the status conference that they had negotiated the terms of a settlement agreement by which they would propose to resolve this proceeding. Avista filed the Parties' Settlement Stipulation with the Commission on May 1, 2001. Exhibit No. 1. All Parties who participated in the earlier phase of this proceeding were signatories to the Settlement Stipulation. The Commission conducted a settlement hearing on May 15, 2001. The Commission approved the settlement agreement on May 23, 2001. In re the Matter of Avista Corporation d/b/a Avista Utilities, Request Regarding the Recovery of Power Costs Through Deferral Mechanism, Docket No. UE-010395, First Supplemental Order Approving and Adopting Settlement Stipulation (May 23, 2001).

13 The Settlement Stipulation outlined a plan--dependent on certain assumptions--whereby the deferral account could be brought to a zero-balance by February 28, 2003. Achieving a zero-balance depended on various assumptions about the western power markets, including the availability of hydroelectric power, and other factors over which Avista exerts no control. Because of the uncertainties associated with these assumptions, the Settlement Stipulation provided that if Avista's power cost deferral account balance increased substantially, or was reasonably anticipated to increase substantially, due to unanticipated or uncontrollable events, Avista could petition to alter, amend, or terminate the Settlement Stipulation, or seek other appropriate relief.

14 On July 18, 2001, Avista filed a petition that would alter, amend, or terminate, the Settlement Stipulation, or provide other appropriate relief, as permitted under the terms of the settlement. Avista, through its petition, requests the Commission to approve rate Schedule 93 by which the Company would implement a 36.9 percent surcharge increase in rates for its Washington electric customers. Avista also asks the Commission to extend the deferred accounting treatment of its power costs through December 31, 2003, by which date Avista expects the surcharge to reduce the account balance to zero. Avista also asks the Commission to approve accelerated amortization of a deferred credit on its balance sheet that arises from the "monetization of the Portland General Electric (PGE) Sale Agreement." This credit would be treated as an offset to the balance so as to reduce the overall rate impact to Avista's customers. Avista states that its need for rate relief is immediate and urgent. Avista proposes that the Commission approve and allow Avista to implement the

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        requested surcharge by September 15, 2001, with the collection of surcharge revenues being subject to refund.

15 On August 10, 2001, the Commission conducted a prehearing conference in Olympia, Washington, before ALJ Moss. Among other things, the purposes of the prehearing conference were to define the scope of the proceedings, establish appropriate process, develop a procedural schedule, and consider any pending motions. The Commission authorized discovery and entered a protective order to facilitate that process. The Parties prefiled their direct testimonies and exhibits during August. A final prehearing conference was conducted on September 4, 2001.

16 The Commission conducted evidentiary hearings on September 5 and 6, 2001. The Commission convened a public hearing in Spokane, Washington on September 10, 2001, to hear testimony from Avista's customers and various organizations whose members are Avista customers. The Commission also accepted into the record written comments submitted by Avista's customers, and others. Exhibit No. 7. The Parties filed briefs on September 17, 2001.

        III. GOVERNING STATUTES AND RULES.

17 The following statutory provisions and rules are most central to our discussion and decision:

               RCW 80.01.040 GENERAL POWERS AND DUTIES OF COMMISSION.

               The utilities and transportation commission shall:

                                     * * *

               (3) Regulate in the public interest, as provided by the public service laws, the rates, services, facilities, and practices of all persons engaging within this state in the business of supplying any utility service or commodity to the public for compensation, and related activities; including, but not limited to, electrical companies . . . .

               RCW 80.04.130 SUSPENSION OF TARIFF CHANGE

               (1) Whenever any public service company shall file with the commission any schedule, classification, rule or regulation, the effect

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               of which is to change any rate, charge, rental or toll
               theretofore charged, the commission shall have power, either upon its own motion or upon complaint, upon notice, to enter upon a hearing concerning such proposed change and the reasonableness and justness thereof, and pending such hearing and the decision thereon the commission may suspend the operation of such rate, charge, rental or toll for a period not exceeding ten months from the time the same would otherwise go into effect, and after a full hearing the commission may make such order in reference thereto as would be provided in a hearing initiated after the same had become effective. . . .

               (2) At any hearing involving any change in any schedule, classification, rule or regulation the effect of which is to increase any rate, charge, rental or toll theretofore charged, the burden of proof to show that such increase is just and reasonable shall be upon the public service company.

               RCW 80.28.010 DUTIES AS TO RATES, SERVICES, AND FACILITIES

               (1) All charges made, demanded or received by any gas company, electrical company or water company for gas, electricity or water, or for any service rendered or to be rendered in connection therewith, shall be just, fair, reasonable and sufficient.

               (2) Every gas company, electrical company and water company shall furnish and supply such service, instrumentalities and facilities as shall be safe, adequate and efficient, and in all respects just and reasonable.

               (3) All rules and regulations issued by any gas company, electrical company or water company, affecting or pertaining to the sale or distribution of its product, shall be just and reasonable. . . .

               RCW 80.28.020 COMMISSION TO FIX JUST, REASONABLE, AND COMPENSATORY RATES.

               Whenever the commission shall find, after a hearing had upon its own motion, or upon complaint, that the rates or charges demanded,

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               exacted, charged or collected by any gas company, electrical company or water company, for gas, electricity or water, or in connection therewith, or that the rules, regulations, practices or contracts affecting such rates or charges are unjust, unreasonable, unjustly discriminatory or unduly preferential, or in any wise in violation of the provisions of the law, or that such rates or charges are insufficient to yield a reasonable compensation for the service rendered, the commission shall determine the just, reasonable, or sufficient rates, charges, regulations, practices or contracts to be thereafter observed and in force, and shall fix the same by order.

               WAC 480-09-310 FILING REQUIREMENTS--DEFINITION, PROVIDES IN RELEVANT PART:

               (2) The following proceedings shall not be considered general rate increases for companies regulated under Title 80 RCW even though the revenue requested may exceed three percent of the company's gross annual revenue from Washington regulated operations: . . .; emergency or other short-notice increases caused by disaster or weather-related conditions unexpectedly increasing a public service expense; rate increases designed to recover governmentally-imposed increases in costs of doing business such as changes in tax laws or ordinances; or other increases designed to recover increased expenses arising on short-notice and beyond the public service company's control.

        Additional parts of Chapters 80.01, 80.04, and 80.28 RCW and Chapters 480-09, 480-80, and 480-100 WAC apply generally. We note that the Commission's authority to authorize immediate rate relief, subject to refund or other conditions, is a power necessarily incident to the exercise of the Commission's express statutory authority to regulate the rates of jurisdictional utilities. State ex rel. Puget Sound Navigation Company v. Department of Transportation, 33 Wn.2d 448, 206 P.2d 456
        (1949).


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        IV. COMMISSION ANALYSIS AND DECISION.

        A. SCOPE OF PROCEEDINGS.

18 This phase of the proceedings is limited in scope. The Commission considers here only the question whether Avista requires immediate rate relief in the form of a surcharge that will permit it to recover certain power costs reflected in its deferral account, subject to refund. Specific issues include, but are not limited to: a) whether proposed
        Schedule 93, and the rates, terms and conditions requested by the Company therein, should be placed into effect promptly, subject to refund; b) whether the Petition is consistent with the Settlement Stipulation; c) whether the deferral mechanism currently authorized should continue in effect and, if so, on what terms and conditions; d) whether proposed Schedule 93, and the rates terms and conditions therein, are fair, just, reasonable, and sufficient; and e) the Company's plan to mitigate the deferred power costs.

19 We emphasize that if the Commission determines in subsequent proceedings that all or part of the costs included in any approved surcharge should not be recovered through rates, Avista will be liable to refund such amounts, with interest. Avista bears the burden to show that the Commission should order such relief as it requests; other Parties may advocate alternative forms of relief, or may contend that no relief should be granted.

20 In this phase of the proceedings, the Commission will not determine the prudence of Avista's power costs or make determinations regarding substantive issues that may be raised in subsequent proceedings concerning the appropriate treatment of such costs for rate and accounting purposes. Specific issues that will be considered in a subsequent phase of this proceeding, or in other proceedings Avista proposes to initiate via filings later this year, include but are not limited to: a) the prudency of the power costs incurred or to be incurred by the Company; b) the optimization of Company-owned resources to the benefit of its retail customers; c) the appropriateness of recovery of power costs through a deferral mechanism and; d) a proposal for cost of capital offsets to recognize any shift in risk from shareholders to ratepayers.(1)


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(1) We intend that these issues, among others, be considered in the context of the general rate filing Avista is required to make later this year.

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        B. SUBSTANTIVE ISSUES.

        1. WHAT STANDARD SHOULD THE COMMISSION USE TO DETERMINE WHETHER AVISTA REQUIRES IMMEDIATE RATE RELIEF?

21 The conditions under which this matter comes before us are extraordinary, as previously discussed. Avista faces a financial crisis that maybe due in part to unfortunate business decisions made by the Company's prior management, and is due in part to weather conditions and market conditions that are beyond the Company's ability to control. Rigid adherence to the usual forms the Commission follows in setting rates simply will not solve the urgent problem faced by Avista and its customers. Were we to concern ourselves unduly with form, we would hamper our flexibility and our ability to address the very real substance of the problem before us.

22 This is not to say that we should ignore the well-established principles that are a familiar part of the ratemaking process. Rather, we should look to these principles for guidance, while being sufficiently flexible, adaptive, and creative to meet the financial crisis Avista faces while protecting the Company's ratepayers, to the extent possible, from severe rate shock. Acting in the public interest, based on the record before us, we need to fashion a short-term remedy that will act as a bridge to a longer-term, comprehensive resolution of Avista's financial requirements. This longer-term resolution will emerge from the general rate case, to be concluded before the end of 2002. It is in this context that we consider the Parties' arguments concerning the appropriate standard for our review.

23 ICNU and Public Counsel, who oppose any short-term rate relief for Avista, argue that the Company's request should be evaluated under standards for interim rate relief as enunciated in WUTC v. Pacific Northwest Bell, Cause No. U-72-30, Second Supplemental Order Denying Petition for Emergency Relief (October 10, 1972) (PNB). These Parties argue that Avista has not met those standards and therefore should be denied any relief.

24 Staff supports short-term rate relief for Avista, rejects the idea that Avista's request should be evaluated as one for interim rate relief, but would broaden the applicability of the PNB standards to cover "emergency rate relief" generally. Staff witness Kenneth Elgin testified that this case "should be processed under the Commission's standard to broadly regulate in the public interest and provide sufficient revenues for

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        a company to solve its problems related to the power supply issues that are on its balance sheet and get to a general rate case. . ." TR. 587. Staff's Brief at least implicitly acknowledges that the record is adequate to support a finding that some form of emergency rate relief is warranted, considering the PNB standards, even if the record would be inadequate to support interim rate relief in the traditional sense.(2)

25      Avista argues that:

               Whether this case is processed under the "interim" standards previously enunciated by this Commission, or whether this case is otherwise characterized as a surcharge proceeding, the end result is the same: the Company has provided compelling evidence, through testimony, exhibits, discovery and hearings, demonstrating financial need for rate relief pursuant to a plan that would provide reassurance to the investment community.

        Avista Brief at 19.

26 We agree that form should follow function, not the reverse. Our function here is to determine whether Avista has sufficiently supported its claim for immediate relief. We do not regard this case as a request for interim rate relief as that term traditionally is used in utility ratemaking. Interim rate relief is an appropriate vehicle to avoid the consequences of regulatory lag during the Commission's consideration of the overall financial needs of a utility company in the context of a general rate case. Under the extraordinary circumstances of this case, the usual labels that describe various forms of rate relief, and the constraints the use of such labels might imply, are more of an impediment than an aid to reasoned decision making. Although we avoid the use of such labels, we nevertheless find useful guidance in the principles enunciated in the PNB decision that are discussed by the Parties.


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(2) As Staff discusses in its brief, the traditional concept of interim rate relief focuses on the overall financial needs of a company in the context of a general rate case. Staff Brief at 10. We agree with Staff that this case does not present a plea for interim rate relief; there is no general rate case pending at this time.

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        2. HAS AVISTA DEMONSTRATED THE NEED FOR IMMEDIATE RATE RELIEF?

27 PNB states six criteria the Commission should consider when evaluating requests for interim rate relief pending determination of a general rate case. We reiterate that while Avista has not filed a general rate case yet, and thus is not seeking interim rate relief, the PNB standards provide a useful framework for analysis of its request for immediate rate relief pending the filing of, and during the pendency of, a general rate case Avista proposes to file in the very near term.

        a. HEARING REQUIREMENT.

28 The Commission has authority to grant immediate rate relief to a utility under proper circumstances, but only after an opportunity for an adequate hearing. See State ex rel. Puget Sound Navigation Co. v. Department of Transportation, 33 Wn.2d 448, 206 P.2d 456 (1949). This power, subject to appropriate terms and conditions, is necessarily implied in the Commission's authority to suspend tariff charges. Id.

29 As previously outlined in part II, there has been considerable administrative process in this docket since Avista's filing on July 18, 2001. On August 10, 2001, the Commission conducted a prehearing conference. In its Second Supplemental Order: Prehearing Conference Order, the Commission defined the narrow scope of the current phase of these proceedings. The Commission established, following discussion with the Parties, appropriate processes and a procedural schedule. The Commission authorized discovery and entered a protective order to facilitate that process. The Parties prefiled their direct testimonies and exhibits during August. A final prehearing conference was conducted on September 4, 2001.

30 The Commission conducted evidentiary hearings on September 5 and 6, 2001. To ensure that all Parties and the Bench had adequate opportunity to examine and cross-examine the 13 witnesses presented, the Commission extended the hearing day into the late evening hours. The transcript of the evidentiary proceedings is more than 600 pages; there are more than 80 exhibits. The Commission convened a public hearing in Spokane, Washington on September 10, 2001, to hear testimony from Avista's customers and various organizations whose members are Avista customers. More than 125 people attended the hearing in Spokane; approximately 70 testified. The Commission also accepted into the record written comments submitted by Avista's

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        customers, and others. Exhibit No. 7. The Parties filed lengthy and comprehensive briefs on September 17, 2001.

31 In sum, the Commission has exercised care to ensure that it has a full record for decision and that the due process rights of all Parties have been protected. We conclude that there has been an adequate hearing in this phase of this proceeding, considering the pressing circumstances of the case.

        b. AN EXTRAORDINARY REMEDY SHOULD BE GRANTED ON A SHOWING THAT AN ACTUAL EMERGENCY EXISTS OR WHEN NECESSARY TO PREVENT GROSS HARDSHIP OR INEQUITY.

32 Mr. Ely, Avista's Chairman of the Board, President and CEO, testified that the combination of the worst hydroelectric conditions since records have been kept, together with unprecedented high electric wholesale market prices, has created the need for immediate rate relief. Exhibit No. 50-T, at 1-2. In general, it is undisputed that many retail power companies, municipal electric companies, cooperatives, and Public Utility Districts in Washington State face unprecedented financial needs as a result of both extreme drought and wholesale power market volatility.

33 Mr. Norwood, Vice President of Energy Resources, presented testimony regarding current streamflow conditions. See Exhibit No. 100-T, at 3-5. With respect to Avista's own and contracted-for hydroelectric generation, current estimates show that 2001 will produce the lowest hydroelectric generation output in the 73 years for which records have been kept. Id. at p. 4. As shown at page 1 of Mr. Norwood's Exhibit No. 102, in a critical water year, Avista would expect hydroelectric generation of approximately 150 aMW below normal. Actual conditions through June 2001, together with projections for the balance of 2001, show only 360 aMW of generation output, which is 194 aMW below the normal hydroelectric generation level of 554 aMW. Id. at 4.

34 To the extent Avista turned to the wholesale power markets for increased purchases due to record drought conditions, Avista has been directly and substantially affected by wholesale market conditions. Mr. Norwood describes the unprecedented and sustained high wholesale electric short-term market prices and price volatility. See Exhibit No. 100-T at
        5. Volatility in the marketplace increased dramatically in 2000.

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        Id. Volatile, and unusually high prices persisted into 2001, particularly for spot-market prices and prices for short-term power strips.(3)

35 Power costs in a general rate proceeding are based on "normal conditions," which include weather-normalized retail loads, normal streamflow conditions, normal thermal operating conditions and normal wholesale market price conditions. Mr. Norwood testified that Avista's existing retail rates assume that short-term purchases can be made at an average price of $23.45/MWh. Id. at 7. The Company's actual purchases of short-term energy, at prices in excess of $200/MWh to meet energy deficiencies attributable in part to the worst hydroelectric generation conditions on record, are significantly above the power costs assumed in the Company's current rates. Id.; See Exhibit No. 109C.

36 Mr. Norwood testified that the deferral balance as of June 30, 2001, was $109 million for the Washington jurisdiction. Exhibit No. 100-T at 7- 8. Current estimates of the deferral balance are $186 million as of September 30, 2001, $198 million as of December 31, 2001, $211 million at the end of 2002, and $251 million at the end of 2003. Id.; See also Exhibit No.103 at 6; Exhibit No. 253 at 1. Mr. Norwood explained the reasons for this projected increase in the deferral balance as follows:

               The dramatic increase in the deferred balance of $109 million (Washington jurisdiction) at June 30, 2001, to $198 million (Washington jurisdiction) at December 31, 2001 is driven primarily by purchases at high prices in the short-term market to cover the deficiencies for July-December caused by the record low streamflow conditions for Avista. The Company chose to cover those deficiencies in advance through short-term fixed price contracts, among other measures, rather than risk the potential for even higher prices as the summer drew nearer.


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(3) Recently, wholesale prices have declined considerably, due in part to FERC's
June 19, 2001 Order, which, among other things, implemented new price mitigation caps in the entire Western market. San Diego Gas & Electric Co., et. al., Docket No. EL00-95-031, Order on Rehearing of Monitoring and Mitigation Plan for the California Wholesale Electric Markets, Establishing West-Wide Mitigation, and Establishing Settlement Conference, 95 FERC Paragraph 61,418 (2001) (June 19th Order) This decline in prices directly impaired Avista's ability to reduce the level of its power cost deferral balances, as contemplated under the Settlement Stipulation (Exhibit 110-T at 6-7), because Avista will not be able

37 Mr. Norwood further testified that year-end deferral balances for 2001 are based on "firm contractual commitments":

               The decision to cover those deficiencies in advance was based on the recent volatility in market prices, the warnings of impending rolling blackouts in California, the persistent refusal of federal policy-makers to mitigate market prices, and the continuing deterioration of hydroelectric generation conditions. Therefore, the costs included in the deferral estimates for July through December 2001 are costs for which the Company has already made firm contractual commitments.

        Exhibit No. 100-T at 8.

38 Avista has taken a number of steps to mitigate the increased power costs, including the increased operation of its thermal resources, locking in fixed-price purchases in the prior year, and pursuing conservation and load curtailment programs. Exhibit No. 100-T at 9. Mr. Norwood testified that these measures have caused the net increase in Avista's deferral balance during 2001, of approximately $230 million on a system basis, to be well below what would have otherwise been a gross increase in power costs of approximately $400 million. Id. at 9.(4) Avista's brief provides additional detail concerning the steps it has taken to mitigate its power cost situation. Avista Brief at 9-12.

39 We find on the basis of this evidence that Avista faces emergency conditions due, in significant part, to circumstances beyond its ability to control. We also find that gross inequity or hardship are foreseeable results unless the Commission grants immediate rate relief to Avista.

        c. AVISTA'S FINANCIAL CONDITION.

40 We consider under this heading both the third and fourth criteria under PNB. Thus, we look not only to Avista's rate of return, but to a variety of financial indices,


--------------------------------------------------------------------------------

to sell excess power at the same high rates at which it purchased power before FERC's Order. Exhibit No. 100-T at 6-7.

(4) The combination of hydroelectric impacts and short-term purchases at higher market prices by the Company for the year 2001 represents a gross increase in energy-related costs of approximately $400 including interest coverage, immediate and short-term demands for financing, and other factors. We consider whether granting or failing to grant interim relief will have such an effect on the Company's financial situation as to substantially affect the public interest.

41 RETURN. Staff witness Mr. Schooley testified that Avista's latest Commission-Basis Report, filed in Docket No. UE-010690 for the period ending December 31, 2000, shows an actual return on rate base of a negative 0.7 percent (i.e., - 0.7%) and a normalized return on rate base of 4.8 percent. Exhibit No. 401-T at 13. Mr. Schooley testified that "[t]hese amounts are well below the return of 9.03 percent allowed in Avista's latest rate case, Docket No. UE-991606." Id. Mr. Schooley also stated that the reported results reflect the deferral of power costs under the Commission's Order in Docket No. UE-000972. If included in the results of operations instead of being treated as deferred costs, Avista's actual returns on rate base would be even lower. Id.

42 CREDIT RATING. Mr. Peterson testified that absent immediate rate relief, it is "highly likely that there will be a significant downgrade of the Company's credit ratings." Exhibit No. 200-T at 7. Exhibit 201, at p. 3, is Moody's news release issued on July 26, 2001 in which Moody's stated:

               Fixed income investors should remain wary that, absent significant levels of support from regulators to implement the rate surcharges, Avista's cash flow would be subject to further extreme pressure and jeopardize its ability to finance its operations at a reasonable cost because of the heightened credit risk that would exist. Among the credit concerns would be Avista's potential inability to meet certain financial covenants in bank credit agreements, which would preclude access to bank funds. Under this scenario, the prospects for a precipitous downgrade of Avista's ratings would be highly likely. . . .
               Moody's believes that regulatory support for the surcharges requested would go a long way toward helping stabilize credit quality, subject to satisfactory prudence determinations expected to be dealt with as part of a base rate proceeding, later this year. Moody's also notes that


--------------------------------------------------------------------------------

million on a system basis; by way of comparison, this exceeds Avista's annual gross retail electric revenues on a system basis of approximately $360 million. Exhibit No. 100-T at 9.

               regulatory support would improve Avista's ability to access both debt and equity capital at a reasonable cost. (Emphasis added).

        See also Exhibit No. 200-T at 7- 8.

43 On August 2, 2001, Standard and Poor's lowered Avista ratings and placed the Company on CreditWatch with negative implications. Exhibit No. 2. In its Release, Standard & Poor's stated:

               The ratings downgrade reflects the increasing business risk at subsidiary Avista Utilities, stemming from the continuation of significantly deteriorated hydro generation conditions, increasing financial risk resulting from mounting power-cost deferrals, and uncertainty regarding the outcome of the Company's recent filing for a rate surcharge with the Washington Utilities and Transportation Commission (WUTC) and the Idaho Public Utilities Commission (IPUC). The CreditWatch listing addresses the potential for the assignment of speculative-grade ratings, unless the Company receives adequate relief in the form of a rate surcharge within the next few months, completes a proposed equity offering, and closes financing for the Coyote Springs 2 plant. Without these events, Avista's liquidity may be compromised and ratings will be further lowered. . . . Avista's financial profile has weakened over the past 18 months, as internally generated funds have been inadequate to fund capital spending and purchased-power costs, leading to credit protection measures that remain very weak for the rating category.

44 Mr. Peterson sponsored Exhibit No. 201, which shows Avista's credit rating history for secured and unsecured debt. This Exhibit shows that ratios have been deteriorating. According to Mr. Peterson, without additional equity financing and improved cash flows from operations, projected 2001 financial indicators will be inadequate to maintain investment grade (BBB) credit ratings. Exhibit No. 200-T at 8.

45 Mr. Peterson described in his testimony the consequences of falling below an "investment grade" rating:

               Institutional investors such as pension fund managers are much less likely to purchase securities (in fact, some are legally precluded) with ratings below investment grade. As a result, a drop to below investment grade would have a significant impact on the Company and its customers by causing a substantial increase in borrowing costs (or in a worst case scenario, the Company may not be able to issue securities at all) to finance the business. . . . It is imperative that the Company be able to obtain financing for new base load resources such as Coyote Springs II, which will be an integral part of the resources needed to serve the Company's load obligations. The Company also needs to issue common stock to move financial ratios toward a level that provides a credit rating that will allow the Company to complete financing when needed and at a reasonable cost.

        Exhibit No. 200-T at 8-9.

46 COMMON EQUITY. As indicated above in the recent Standard & Poor's Release, the Company must receive adequate surcharge relief within the next few months, complete a proposed equity offering, and must close the financing for the Coyote Springs II plant. Absent these events, Avista's liquidity "may be compromised and ratings will be further lowered." Exhibit No. 2. However, as testified to by Mr. Peterson, financial advisors have told the Company that projections showing that Avista may be unable to borrow under its bank credit lines will "make it very difficult, if not impossible, to sell common stock at a reasonable price and in the time period the Company had planned." Exhibit No. 200-T at 7. As further testified by Mr. Peterson, access to additional common equity is an "integral part" of the financing plans that will enable Avista to operate effectively and to have access to debt markets. Id.

47 FINANCING NEEDS. Mr. Ely testified that the Company needs immediate relief in order to obtain financing to support its ongoing operations. Id.; TR. 206-22 (confidential session). In fact, according to Mr. Ely and other Avista witnesses, the Company has yet to obtain necessary construction financing for the Coyote Springs II project, because lenders remain concerned about the size of the deferral balance and the absence of some form of rate relief in order to deal with recovery of those costs. Id.

48 As Avista's deferral balances have continued to grow, banks have told the Company that they will not complete the construction financing of Coyote Springs II based on the Avista's current credit risk. Exhibit No. 200-T at 6. Mr. Peterson testified to the financial predicament of the Company in this connection as follows:

               Absent the construction financing for Coyote Springs II, the Company would need to borrow significant amounts under the corporate credit facility to finance Coyote Springs II. However, based on current projections for the bank line covenants, without the construction financing for Coyote Springs II, the Company would be precluded from borrowing under the credit facilities since it would not meet the coverage tests. Given the latest projections, the Company will not be able to obtain conventional construction financing for this project from commercial banks without the assurance of near-term cash recovery of deferred energy costs.

        Exhibit No. 200-T at 6. However, Mr. Eliassen testified that if the Commission allows the Company to begin recovery of the deferral balances over a reasonable period of time, the Company should be able to continue to access capital to meet its obligations and discharge its service obligations to its customers. See Exhibit No. 150-T at 2- 3.

49 Avista asserts that it needs funding for Coyote Springs II, and a number of small generation projects, as well as for normal capital construction and funding conservation programs. Further, the Company asserts that it requires funds to repay maturing securities. Mr. Eliassen testified that current estimates show that, without a surcharge, utility financing needs will total $434 million from now until the end of 2002, primarily to fund energy costs, required utility construction (including generation projects) and to cover debt and preferred stock maturities. Exhibit No. 150-T at 6 - 7.

50 Approval of a surcharge is not only critical to improve the Company's cash flow -- a basic indicator of the Company's financial health -- but will also provide an important "signal to the financial community," as testified to by Mr. Eliassen:

               Approval of a surcharge will not only provide needed cash flows, but, just as important, will be a signal to the financial community that the

               Commission will continue to take prompt actions to support the financial health of the Company. Commission support and action through a surcharge is critical to enable a Company to complete financing needed for continued utility operations and to help mitigate potential reductions in credit ratings.

        Id. at 7.

51 BANK COVENANTS. Mr. Schooley, for Staff, testified that the "times-interest" coverage test is the most important financial indicator that the Commission should examine in the context of this phase of the proceeding. A fixed-charge coverage ratio of 1.25 is required for Avista to issue additional debt, according to Avista's witness, Mr. Peterson. Exhibit No. 200-T at 2. Avista's evidence shows the fixed-charge ratio declining from +2.23 at June 2001, to --2.42 by December 2001. Exhibit No. 201 at 1. The main reason for this, according to Mr. Schooley, is that Avista has been borrowing against the revolving credit line to finance Coyote Springs II. Exhibit No. 401-T at 18.

52 The Company, through Mr. Peterson, sponsored testimony and exhibits showing projected ratios under its current bank line-of-credit covenants. This evidence demonstrates that without the proceeds from an anticipated sale of common stock and the Coyote Springs II construction loan, the Company will be in violation of its covenants (i.e., the fixed-charge ratio) under its bank line of credit by September 30 of this year, and will continue to be in violation throughout 2002. See Exhibit No. 200-T at 2. This would constitute an event of default under the current credit agreement and would eliminate an important source of liquidity the Company needs to fund expenditures on a current basis. Id.

53 These covenants were based on projections developed in early May of 2001, which showed that the deferral balances would be virtually recovered by February of 2003, which corresponded with the anticipated zero-balance for the deferral account as contemplated in the original Settlement Stipulation approved by the Commission on May 23, 2001. That plan, however, assumed completion of the Coyote Springs II financing and the issuance of common stock in 2001, in order for the Company to meet its covenants. Id. at 2. As testified by Mr. Peterson, there is a direct and negative effect on customers, if the Company fails to meet its covenants:

               In the absence of a surcharge or other increased revenue mechanism, the Company is unable to generate enough cash to continue to operate the Company, including funding committed power purchases, constructing planned power resources and other facilities, and meeting our various cash requirements for debt service. In this case, the Company's ability to operate and acquire power in the future would be hampered, which would ultimately impact the cost to provide service to our customers.

        Id. at 4.

54 Considering Avista's currently realized rate of return and the various financial indices discussed above, together with the Company's immediate and short-term demands for new financing and other financial needs, we find that the grant of, or failure to grant, interim relief will have an effect on Avista's financing demands that will substantially affect the public interest.

        d. EMERGENCY NATURE OF CIRCUMSTANCES.

55 The fifth criterion under PNB relates back to the first. Although the PNB case was decided nearly thirty years ago, the original statement of this criterion seems equally apt under today's circumstances:

               In the current economic climate the financial health of a utility may decline very swiftly, and interim relief stands as a useful tool in an appropriate case to stave off impending disaster. This tool, however, must be used with caution, and it must be applied only in cases where the denial of interim relief would cause clear jeopardy to the utility and detriment to its ratepayers and its stockholders. This is not to say that interim relief should be granted only after disaster has struck or is imminent but neither should interim relief be granted in any case where full hearing can be accomplished and the case in chief resolved without clear jeopardy to the utility.

        PNB at 13.

56 We have already related at some length the substantial body of evidence that shows the "current economic climate" confronting Avista has been characterized by extraordinary prices and extreme volatility in the wholesale power market. That condition is exacerbated by the extreme drought that adversely affects the availability of hydropower and thereby affects the economics of power trading in our region.

57 We also have summarized the evidence showing that Avista's financial health has declined very rapidly. The situation has become critical even during the pendency of this proceeding. See generally TR. 206-222 (Ely in confidential session). As Avista argues:

               The credit warnings of Moody's and Standard & Poor's sound a clear warning concerning Avista's financial situation and the consequences of failure to obtain needed surcharge relief. Neither the Company nor its customers will benefit from the potential of speculative-grade ratings, either in terms of the Company's access to necessary capital or the cost thereof. The "clear jeopardy" to the utility and its customers, absent surcharge relief, should be apparent. Reasonable access to capital on reasonable terms to fund necessary activities to meet customer needs is at stake.

        Avista Brief at 23.

58 Staff does not disagree and argues that "[t]here is no dispute that Avista is in an apparent cash "crunch." Staff Brief at 15. Staff acknowledges that unless Avista obtains waivers from its bankers, it "may soon be in technical default on its $400 million credit line." Id. Mr. Schooley testified that "if investors are unwilling to provide funds, Avista may not be able to adequately invest in the infrastructure needed to serve [its] customers." Exhibit No. 401-T at 22. Mr. Schooley testified that another risk is that Avista may "only be able to issue debt at a higher interest level." Id. Either result is likely to be detrimental to customers.

59 Staff also states in its Brief that "[p]ower cost deferral balances now plague Avista's balance sheet" and are a "tremendous burden" to the Company. Staff Brief at 18 (citing TR. 238-239 (Eliassen) and Exhibit No. 451-T at 12 (Elgin)). Although Staff contests what Avista and other Parties propose in terms of the form of relief required,

        Staff acknowledges that Avista requires a plan to deal with its growing deferral balance so that the Company can remain financially viable, pending permanent rate relief that can be determined only in the context of a full general rate case.

60 We find that in the economic and other circumstances Avista currently faces, the Company's financial health is continuing to decline very swiftly. We also find that the denial of temporary relief would cause clear jeopardy to the utility and detriment to its ratepayers and its stockholders. Accordingly, Avista requires a plan that includes both immediate new revenue and aggressive actions by the Company to work out of its current financial difficulties.

        e. REGULATION IN THE PUBLIC INTEREST.

61      The final criterion stated in PNB is that:

               as in all matters, we must reach our conclusions with the statutory charge to the Commission in mind, that is to "regulate in the public interest" (RCW 80.01.040). This is our ultimate responsibility and a reasoned judgment must give appropriate weight to all salient factors.

        PNB at 13. It is this paramount concern that guides us as we analyze in the next section of our Order what form of relief is supported by the record.

        3. WHAT RELIEF IS APPROPRIATE?

62 The preceding analysis of the facts and argument, considered in light of our legal obligation to regulate in the public interest and the standards that guide our review, supports our conclusion that immediate rate relief is required to maintain Avista's financial viability pending a full review of the Company's revenue requirements in a general rate case. We will now analyze the various proposals advocated by the Parties, examine the underlying record, and fashion appropriate relief.

63 Table One displays the essential elements of the Parties' proposals and our determination with respect to each issue. The citations included in Table One are meant to be helpful, not exhaustive.

                                    TABLE ONE
                                  MAJOR ISSUES
                AVISTA'S REQUEST FOR AN EMERGENCY RATE SURCHARGE

----------------------------------------------------------------------------------------------------
                                                                                      COMMISSION
     ISSUE            AVISTA      COMMISSION STAFF      ICNU        PUBLIC COUNSEL     DECISION
----------------------------------------------------------------------------------------------------
Is an emergency  Yes              Yes              No              No               YES
surcharge
appropriate?     Exh. 50 at 2     Exh. 401 at 23   Exh. 601 at 15  Brief at 1
----------------------------------------------------------------------------------------------------
Size of          36.9%            32.6%            11.9%           6.1% - 19.1%     25%
surcharge?                                         If the          If the
                                                   Commission      Commission
                                                   grants relief   grants relief

                 Exh. 50 at 5     Exh. 401 at 20   Exh. 651 at 2,  Brief at 1
                                                   15
----------------------------------------------------------------------------------------------------
Design of        Uniform percent  Uniform rate     Uniform         Uniform rate     UNIFORM
surcharge?       increase         per kWh.         percent         per kWh (varies) PERCENT
                                  (cents 1.5/kWh)  increase                         INCREASE

                 Exh. 300 at 3    Exh. 551 at 2    Brief at 30     Brief at 28
----------------------------------------------------------------------------------------------------
Term of          27 months        90 days          15 months       15 months        15 MONTHS
surcharge?
                 Exh. 250 at 2-3. Exh. 451 at 13   Exh. 651 at 15  Brief at 11
----------------------------------------------------------------------------------------------------
Surcharge        Yes              Yes              Yes             Yes              YES
subject to
refund?          Exh. 50 at 5     Exh. 451 at 13   Exh. 651 at 5   Brief at 1
----------------------------------------------------------------------------------------------------
Apply surcharge  Deferred account Account 254,                     Accounted for    DEFERRED
to?                               other                            as proposed by   ACCOUNT
                                  regulatory                       Avista
                                  liabilities

                  Exh. 150 at 2   Exh. 451 at 2,4                  Brief at 1
----------------------------------------------------------------------------------------------------
Timing of        General rate     General rate                     Avista should    GENERAL RATE
future filings?  case by          case by Sept.                    immediately      CASE FILED BY
                 November 2001    28, 2001                         file a general   DECEMBER 1,
                                                                   rate case        2001

                 Exh. 50 at 6     Exh. 451 at 4                    Brief at 1
----------------------------------------------------------------------------------------------------
Terminate the    No               Yes, effective   No              Yes, if relief   DEFERRED
deferred                          June 30, 2001                    is granted       ACCOUNT
account?                                                                            TERMINATES ON
                 Exh. 51 at 4     Exh. 451 at 4    Brief at 30     Brief at 17      DECEMBER 1, 2001
----------------------------------------------------------------------------------------------------
Accelerate PGE   Yes              No               Yes                              YES,  AMORTIZE
credit and apply                                                                    THE ENTIRE PGE
to the deferred                                                                     CREDIT ON
account?         Exh. 50 at 6     Exh. 401 at 24   Exh. 651 at 15                   OCTOBER 1, 2001
----------------------------------------------------------------------------------------------------
Include O&M,     Yes                     No              No                         ADDRESS IN
depreciation,                                                                       GENERAL RATE
and ROI in                                                                          CASE
deferral?        Exh. 107 at      Exh. 401 at      Exh. 651 at
                 pg.4-8           pg.24            pg.10
----------------------------------------------------------------------------------------------------

64 The Parties' proposals comprise a continuum. That continuum is anchored at one end by ICNU and Public Counsel's advocacy. Their "primary" argument is that no immediate relief should be granted. That proposal, which we reject given our findings in the preceding section of this Order and our conclusion stated in the preceding paragraph, would place the full burden of Avista's immediate financial problems on the Company's shareholders. We are convinced by the evidence before us that such a result would produce unacceptable consequences for Avista and its customers.

65 The other end of the continuum is anchored by Avista's proposal that would place the immediate burden of both its current and intermediate-term financial difficulties largely on the ratepayers. We reject that proposal as an inappropriate balance of the needs of the Company and those of its essentially captive customers. Public Counsel proposes in its brief several alternatives to its argument that no relief is warranted. ICNU, in both its testimony and its brief, proposes yet another alternative for our consideration. Avista, for its part, intimates some moderation of its asserted needs both through its testimony and on brief.

66 Staff's proposal is more difficult to place. On the one hand, Staff recognizes that Avista requires immediate relief; Staff proposes a significant surcharge. Yet, other aspects of Staff's proposal would diminish or preclude the meaningful use of that relief. Staff proposes that:

               - Avista would be granted a substantial, 32.6% rate increase for 90 days, subject to refund;

               - If necessary, Avista would seek continuation of an emergency rate increase by promptly filing a general rate case and proving it is entitled to interim rate relief;

               - The Commission would proceed to a prompt and final determination of what deferred power costs are recoverable, and establish how those costs would be recovered;

               - Deferred power cost accounting would terminate effective June 30, 2001 to reflect what the Commission ordered in Docket UE-000972.

        Staff Brief at 2. Staff also proposes that Avista not be allowed to credit surcharge revenues against the deferral balance. Staff Brief at 42-47.

67 We find that the 90-day term Staff proposes would be counterproductive. Avista and its financial backers require a form of relief that will provide a degree of stability during the pendency of the general rate case that the Company will file later this year.

68 Staff's proposal to prohibit Avista from crediting surcharge revenues against the deferral balances would nullify the very purpose of the surcharge. What Avista needs most at this time is a clear message to the financial community that we will implement a solution to address the extraordinary power costs in the deferral account. Exhibit No. 50-T at 2, 6 (Ely); Exhibit No. 51 at 8; Exhibit No. 150-T at 3, 7, 10; TR. 732-33, 738 (Eliassen). Any immediate action we take is preliminary and may be modified in the context of the general rate case; it is enough that any revenue recovered via a rate surcharge be fully subject to refund.(5) To decouple surcharge revenue recovery from Avista's deferral balances would obscure the very message we wish to communicate most clearly: to the extent it is within our reasonable powers, we will not let Avista fail financially as a result of the extraordinary hydropower and wholesale power market conditions it has faced during recent periods.

69 Avista requests in its brief that the Commission enter an order that provides, at a minimum, the following relief:

               - Approval of a continuation of deferred accounting for power costs to allow the Company the opportunity to address recovery of the costs in a future proceeding. The Company has proposed that deferred accounting continue through December 2003.

               - Approval of a surcharge at a sufficient level and duration to begin to recover the deferral balance over a reasonable period of time (recovery plan), to provide the needed reassurance to the investment community. The Company has proposed a 36.9% surcharge to be effective through December 2003. At the conclusion of the upcoming rate case, the Company would modify


----------

(5) We do not in any sense prejudge the prudence of the deferred costs, a matter that will be thoroughly reviewed in Avista's general rate case.

                    both the amount and duration of the surcharge, if needed, in order to reflect the outcome of the general case. (Exhibit No. 250-T, p. 5, ll. 15-18)

               - Approve accounting treatment that allows Avista to credit the surcharge revenues against the deferral account balance (on a subject to refund basis), which would allow the Company to begin to immediately reduce the size of the deferral balance.

        Avista Brief at 1-2 (footnote omitted).

70 ICNU advocates that, if we grant immediate relief, it be in the form recommended by the organization's principal witness, Mr. Schoenbeck. As ICNU summarizes in its brief:

               The Schoenbeck Proposal recommends that an 11.9% rate increase be put in place subject to refund over a fifteen-month period.
               Exhibit 651-T at 3. This increase compensates Avista for its actual deferred power costs incurred through June 31, 2001 [sic], subject to refund pending a prudence review. Id.; TR. at 493:21-24. In addition, the Schoenbeck Proposal allows the Company to continue to defer power costs incurred after June 30, 2001, for possible recovery in a later proceeding. The Schoenbeck Proposal also incorporates Avista's suggestion to amortize the $53.8 million PGE monetization credit on an accelerated basis in an effort to minimize the overall impact on ratepayers. Exhibit 651-T at 15. Finally, Mr. Schoenbeck adopts Avista's proposal to apply the surcharge on an equal percentage basis. Id. Adoption of the Schoenbeck Proposal provides the Company with approximately $28.3 in additional revenue per year, and would offset the deferral balance by $83 million over the entire 15-month period.
               Exhibit 651-T at 3; TR. at 502:12-13.

        ICNU Brief at 7-8.

71 We find considerable merit in Mr. Schoenbeck's approach. Establishing the level of immediate rate relief on the basis of deferred power costs that are known, or reasonably known and knowable, is a significant improvement over Avista's proposal. Avista proposes that we base a rate surcharge in part, at least, on speculative costs that will not be incurred, if at all, for many months, including periods beyond the test and pro forma years that we anticipate will be part of Avista's general rate filing later this year.

72 Mr. Schoenbeck recommends that we consider the actual deferred power costs on Avista's books as of June 30, 2001. We find on the basis of the underlying evidence, however, that the rate surcharge should be based on Avista's deferred power costs incurred through September 30, 2001. The deferral account balance as of that date reflects actual costs or, for the September period, costs that can be estimated with a high degree of confidence. TR. 391 (Norwood); TR. 731 (Eliassen); see also TR. 535-547 (Schoenbeck). The costs in the deferral account through that period will reflect most of Avista's extraordinary power costs that, at this juncture, can be tied to high-cost power contracts Avista entered into before FERC's Order of June 19, 2001, to meet its short-term needs. See
        Exhibit 110-T at 16-17 (Norwood); Exhibit No. 103; see also TR. 391 (Norwood). The additional power costs that Avista may book to the deferral account during the fourth quarter of this year are projected to be relatively small when measured against the costs that will be booked through the end of the third quarter. Exhibit No. 253; Exhibit No. 404-C. Finally, Avista will file a general rate case during the fourth quarter and any deferred power costs booked during that period can be considered for recovery as part of our plenary review of the broad range of issues related to power costs, including prudence, and the Company's overall financial picture that we will consider in that proceeding.

73 We also find merit in Mr. Schoenbeck's proposal to adjust for assumed hydropower risk that is implicit in the power cost component of Avista's current rates. Avista seeks immediate recovery all of the power costs that it has been authorized to defer to date, without respect to the risk sharing that takes place between utilities and ratepayers in the traditional rate setting process. Exhibit No. 561-T at 12. This recovery would effectively shift risk that the Company bears in its everyday operations to ratepayers. Mr. Schoenbeck's proposal incorporates a "risk adjusted authorized" level to calculate the amount of the power costs through June 30, 2001, that should be borne by the Company and not ratepayers. Id. We find it is appropriate to take Mr. Schoenbeck's proposed hydropower-risk analysis into account as we weigh the evidence and determine an appropriate surcharge amount.

74 In this connection, we consider that a power-cost risk adjustment factor may also influence the level at which any surcharge should be set. Within some reasonable bounds, it is appropriate that Avista's shareholders bear the risk of power costs that are higher than those implicit in Avista's rates. However, in light of the extraordinary volatility and unprecedented high prices in the wholesale power markets during 2000, and the first half of 2001, Avista's ratepayers may also need to share a portion of this risk. We find it is appropriate to take into account a market-risk factor as we weigh the evidence and determine an appropriate surcharge amount.

75 Neither a hydropower risk adjustment nor a power-cost risk adjustment can be determined with precision on our present record. Those determinations must await the outcome of the general rate case. We do, however, consider these factors when assessing Avista's justification for a surcharge.

76 Avista and ICNU propose that the Company be allowed to accelerate the amortization of the credit related to the monetization of the Company's power sale to Portland General Electric Company ("PGE"). Petition at 15;
        Exhibit 651-T at 15. Avista proposes that the accelerated amortization begin in October 2001, and that the credit be fully returned to ratepayers by December 31, 2002. Petition at 15. This accelerated amortization reduces the deferral balance by $53.8 million by December 31, 2002. Id. This proposal would significantly reduce rate shock to Avista's customers. Our record shows that absent the accelerated amortization of the PGE monetization credit, the overall rate increase for customers under the Avista proposal would be 48%. Exhibit 250-T at 7.

77 We provided for the treatment of the PGE monetization in WUTC v. Avista, WUTC Docket Nos. UE-991606/991607, Third Supp. Order at 36 (Sept. 29,
        2000), in a way that would provide rate relief to Avista's customers under then-extant circumstances. Circumstances have dramatically changed. Under present circumstances, the trade off between short-term and longer-term rate mitigation is reversed from what it was at the time of the prior case. In implementing immediate rate relief, we need to take whatever steps we reasonably can to reduce rate shock to Avista's customers. We will therefore revise our prior treatment of the PGE monetization credit. We order that the full amount be accelerated and credited against Avista's deferred power costs on October 1, 2001, the day the relief we provide here is to become effective.

78 Accelerated amortization of the PGE monetization credit will provide several benefits. As previously mentioned, it will reduce rate shock. In addition, by accelerating the amortization period to provide an immediate credit against the deferral balance, we significantly reduce the deferred account balance more or less instantly and send a strong message to the financial community.

79 Staff argues that offsetting the deferral balance by using the PGE monetization credit is just another form of cost recovery of the deferral balance. That is true for purposes of establishing temporary rate relief, but nothing we do here is irreversible. The relief we order today is subject to refund. If the outcome of Avista's general rate case requires different treatment of all or a portion of the PGE monetization credit, that can be done.

80 None of the proposals advanced by the Parties considers all of the factors we find relevant to our determination of an effective, balanced remedy. We consider, for example, the evidence that shows Avista has the ability to make various corporate decisions to mitigate the level of rate relief it immediately requires to continue operating and restore the financial community's confidence in the Company. TR. 214-15 (Ely in confidential session). Earnings support and cash support from Avista's subsidiaries, for example, can provide significant resources to the utility. TR. 278 (Eliassen). Avista may consider selling all or part of its interest in Coyote Springs II. TR. 155 (Ely). There also may be other resources that can be used to generate cash for the utility.

81 Avista already has taken steps to improve its financial condition, including cutting management salaries, reducing other operating expenses, and deferring various planned capital expenditures. TR. 169-172 (Ely); Exhibit No. 30. The resulting roughly $60 million of reduced expenditures was not taken into account in any of the proposals advanced by the Parties for our consideration, except for Public Counsel's "Second Approach," which was first advanced to our attention on brief.(6) Public Counsel Brief at 34; see also Staff Brief at 16; TR. 169 (Ely).

82 We will not prescribe the specific actions that Avista's Board of Directors and management must take within the range of possible actions. We do, however, fashion


----------

(6) Public Counsel analyzes four approaches that establish a range of surcharge relief from 6.1 percent to 19.1 percent. Public Counsel Brief at 33-35.

        relief with the idea that Avista will be required to make some hard decisions, and effect them expeditiously.

83 We have carefully analyzed the data and the range of proposals advanced by the Parties through testimony and briefs. We find Avista should be authorized to initiate a temporary rate increase in the form of a surcharge to all of its electric rate schedules in a uniform amount of 25 percent beginning on October 1, 2001.(7) We also find that Avista should be authorized to book the revenues it receives against its deferral balances. We require, however, that Avista establish a separate off-book record (i.e., a side-account) and report monthly to the Commission the amount of surcharge revenues billed and collected from its customers under each of its rate schedules.

84 We are persuaded by Mr. Schoenbeck's testimony, and other factors, that the rate relief we order should be limited to 15 months duration. We order below that Avista make its compliance filing immediately, with a stated effective date of October 1, 2001. We also order below that Avista file by December 1, 2001, a thorough and carefully documented general rate case. Thus, the relief we order here will be effective at least through the pendency of Avista's rate case, which should be concluded no later than October 31, 2002.

85 We require Avista to address in its general rate filing the power cost issues reserved for determination by our Second Supplemental Order:
        Prehearing Conference Order entered in this docket on August 14, 2001. Of course, we also expect Avista to include the full range of information pertinent to a general rate case, including a thorough and fully documented cost study. We provide Avista one additional month beyond what the Company committed to do through Mr. Ely's testimony, in order to ensure that Avista will have an adequate opportunity to present not only complete testimony and supporting exhibits, but also complete workpapers. We will determine as part of the rate case proceeding whether Avista should be denied recovery of any


----------

(7) Our decision to adopt the uniform percentage basis rate design is based on our concern that rate shock be minimized for all customer classes. The proposal by Staff that we adopt a uniform cents-per-kilowatt hour approach does not reduce the rate impact to the residential class relative to what occurs using the uniform percentage approach, yet would cause some other customer classes to experience dramatically higher relative impacts. The October 1, 2001, effective date is timed to coincide with the effective date of the Bonneville Residential Exchange Credit, which will partially offset the surcharge increase to residential customers. The ultimate allocation of prudently incurred costs awaits the outcome of the general rate case.

        part of the deferred power costs, and whether refunds of amounts collected via the surcharge are required.

86 We are persuaded by Staff's advocacy that the power cost deferral mechanism should be terminated at an early date.(8) However, we are not persuaded by Staff's arguments that the mechanism should be retroactively terminated, as of June 30, 2001. Instead, we find that the deferred account should be terminated on a date that is tied to Avista's general rate case filing. Since we require that filing by December 1, 2001, and reasonably anticipate that we will suspend the rates proposed under the filing for the full statutory period, the most logical date to terminate the power cost deferral is December 31, 2001. We can consider as part of the general rate case whether, and by what means, Avista may be permitted to recover the fourth quarter 2001 deferral amounts and power costs it may subsequently incur.

87 We recognize that the Parties have raised and argued various issues not expressly addressed by this Order. We simply find no need to address those issues at this time. Any issues raised by the Parties that are not expressly addressed here are reserved for further consideration in the rate case to the extent they remain pertinent in the context of the comprehensive review we will undertake in that proceeding.

                                FINDINGS OF FACT

88 Having discussed above all matters material to our decision, and having stated general findings, the Commission now makes the following summary findings of fact. Those portions of the preceding discussion that include findings pertaining to the ultimate decisions of the Commission are incorporated by this reference.

89      (1)     The Washington Utilities and Transportation Commission is an
                agency of the State of Washington, vested by statute with authority to regulate rates, rules, regulations, practices, and accounts of public service companies, including electric companies. Chapter 80.01 RCW.


----------

(8) Among other things, this should address Staff's concern that what we order here not be perceived by any interested person to be authorizing a mechanism that is tantamount to a Power Cost Adjustment (PCA) mechanism. We emphasize that this Order provides temporary, emergency relief and that the subject matters addressed here are subject to plenary review during the upcoming rate case.

90      (2)     Avista is a "public service company" and an "electrical company"
                as those terms are defined in RCW 80.04.010, and as those terms otherwise may be used in Title 80 RCW. Avista is engaged in Washington State in the business of supplying utility services and commodities to the public for compensation.

91      (3)     Avista filed on July 18, 2001, certain tariff revisions that were suspended by Commission Order entered in this docket on September 5, 2001. Fourth Supplemental Order Suspending Tariff
                Revision.

92      (4)     The rates proposed by Avista's as-filed tariff revisions that are the subject of the Commission's inquiry in this proceeding, if implemented, would not be fair, just, and reasonable.

93      (5)     A temporary rate increase in the form of a surcharge to all of
                Avista's electric rate schedules in a uniform amount of 25 percent is required, beginning on October 1, 2001, to provide sufficient revenue to yield reasonable compensation to Avista for the service rendered. All surcharge revenues are subject to refund, with interest, pending review in a general rate proceeding to be filed no later than December 1, 2001.

94      (6)     The rates that result from this Order are subject-to-refund and are, with that condition, just and reasonable rates.

95      (7)     The rates that result from this Order are neither unduly
                preferential nor discriminatory.

                               CONCLUSIONS OF LAW

96 Having discussed above in detail all matters material to our decision, and having stated general findings and conclusions, the Commission now makes the following summary conclusions of law. Those portions of the preceding detailed discussion that state conclusions pertaining to the ultimate decisions of the Commission are incorporated by this reference.

97      (1)     The Washington Utilities and Transportation Commission has
                jurisdiction over the subject matter of, and Parties to, this proceedings. Title 80 RCW.

98      (2)     The rates proposed by tariff revisions filed by Avista
                Corporation on July 18, 2001, and suspended by prior Commission order, are not just, fair, or reasonable and should be rejected.
                RCW 80.28.010.

99      (3)     Avista Corporation's existing rates for electric service are insufficient to yield reasonable compensation for the service rendered. RCW 80.28.010; RCW 80.28.020.

100     (4)     Avista Corporation requires immediate rate relief, subject to refund, and other reasonable conditions and limitations, pending full review by the Commission in a general rate proceeding that Avista is required to file no later than December 1, 2001. RCW
                80.01.040; RCW 80.28.060.

101     (5)     The Commission must determine the just, reasonable, and
                sufficient rates to be temporarily observed and in force, subject to refund. RCW 80.28.020.

102     (6)     The temporary rates that result from this Order are subject to refund and are, with that condition, just, reasonable, and compensatory. RCW 80.28.010; RCW 80.28.020.

103     (7)     The temporary rates that result from this Order are neither unduly preferential nor discriminatory. RCW 80.28.020.

104     (8)     The Commission's prior orders in this proceeding, and in any related proceedings discussed in the body of this Order, should be amended to the extent necessary, or rescinded to the extent required, to effectuate the provisions of this Order. RCW
                80.04.210; WAC 480-09-815.

105     (9)     The Commission should retain jurisdiction over the subject matter and the Parties to effectuate the provisions of this Order. Title 80 RCW.

                                      ORDER

106     (1)     THE COMMISSION ORDERS That the proposed tariff revisions filed by Avista Corporation on July 18, 2001, and suspended by prior
                Commission order, are rejected.

107     (2)     THE COMMISSION ORDERS FURTHER That Avista Corporation is
                authorized to initiate a temporary rate increase in the form of a surcharge to all of its electric rate schedules in a uniform amount of 25 percent beginning on October 1, 2001; all revenues collected by Avista Corporation under the surcharge are subject to refund.

108     (3)     THE COMMISSION ORDERS FURTHER That Avista Corporation is
                authorized to book the revenues it receives from surcharge collections against its power cost deferral account balance.

109     (4)     THE COMMISSION ORDERS FURTHER That Avista Corporation is
                required to establish a separate, off-book record (i.e., a side-account) and report to the Commission monthly, by the 15th day of each month, commencing November 15, 2001, the amount of surcharge revenues billed and collected from its customers under each of its rate schedules.

110     (5)     THE COMMISSION ORDERS FURTHER That Avista Corporation is
                authorized and required to make appropriate compliance filings and such other filings as are necessary to effectuate the terms of this Order no later than 12:00 noon, September 26, 2001. The
                Commission Staff shall examine the compliance filing, and provide its analysis of whether the compliance filing meets the requirements of this order no later than 12:00 noon, September
                27, 2001. Other Parties should examine the compliance filing, and may provide comments to the Commission by 12:00 noon, September 27, 2001.

111     (6)     THE COMMISSION ORDERS FURTHER That its prior orders in this proceeding, and in any related proceedings discussed in the body of this Order, are hereby amended to the extent necessary, or rescinded to the extent required, to effectuate the provisions of this Order.

112     (7)     THE COMMISSION ORDERS FURTHER That Avista Corporation is
                required to file no later than December 1, 2001, a general rate case. Avista Corporation's filing is required to address all issues reserved by the Commission's Second Supplemental Order entered in this proceeding on August 14, 2001, and all such other issues as are required to be considered in the context of a general rate proceeding.

113     (8)     THE COMMISSION ORDERS FURTHER That it retains jurisdiction over the subject matter and the Parties to effectuate the provisions of this Order.

          DATED at Olympia, Washington, and effective this 24th day of September 2001.

               WASHINGTON UTILITIES AND TRANSPORTATION COMMISSION



                                        MARILYN SHOWALTER, Chairwoman



                                        RICHARD HEMSTAD, Commissioner



                                        PATRICK J. OSHIE, Commissioner

NOTICE TO PARTIES: THIS IS A FINAL ORDER OF THE COMMISSION. IN ADDITION TO JUDICIAL REVIEW, ADMINISTRATIVE RELIEF MAY BE AVAILABLE THROUGH A PETITION FOR RECONSIDERATION, FILED WITHIN 10 DAYS OF THE SERVICE OF THIS ORDER PURSUANT TO RCW 34.05.470 AND WAC 480-09-810, OR A PETITION FOR REHEARING PURSUANT TO RCW
80.04.200 OR RCW 81.04.200 AND WAC 480-09-820(1).